UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE HACKETT GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Company announced today that its 2011 Annual Meeting of Shareholders has been adjourned with respect to Proposal 2, a proposal to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to raise the sublimit for restricted stock and restricted stock unit issuances thereunder by 2,500,000 shares. The Company adjourned the meeting with respect to Proposal 2 after it identified an incorrect number in its discussion of Proposal 2 in its proxy statement. Specifically, the discussion of the proposal stated that the aggregate number of shares that would be available for issuance under the sublimit if the amendment were approved would be 12,175,000 shares. The correct amount is 13,000,000. As a result, Institutional Shareholder Services (“ISS”) provided its recommendation assuming an increase of 1,675,000 shares under the sublimit instead of the 2,500,000 shares recommended by the Board of Directors. The Board determined to adjourn the meeting in order to correct the disclosure and to provide ISS the time necessary to review its recommendation utilizing the 2,500,000 share request. The purpose of the adjournment was not to solicit additional votes “for” the proposal. Since the correction should not change the conclusion of the ISS Share Value Transfer calculation, the Board expects to preserve the ISS recommendation.

The Company announced at its Annual Meeting of Shareholders that the adjournment with respect to Proposal 2 will be until 11:00 a.m., local time, on June 6, 2011 at the Company’s Headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida. The Company will provide revised proxy materials to shareholders prior to the date of the reconvened meeting, at which time it will hold the shareholder vote on Proposal 2.